EXHIBIT 10.1

Execution Version

Purchase and Sale Agreement
Dated November 4, 2019,
By And Between
Cordero Energy Resources LLC
as Seller,
And
Laredo Petroleum, Inc.
as Buyer

TABLE OF CONTENTS

ARTICLE 1	SALE AND TRANSFER OF ASSETS; CLOSING	1
1.01	Assets	1
1.02	Purchase Price, Deposit	1
1.03	Closing; Preliminary Settlement Statement	2
1.04	Closing Obligations	3
1.05	Allocations and Adjustments	4
1.06	Assumption	8
1.07	Allocation of Purchase Price	9

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF SELLER	10
2.01	Organization and Good Standing	10
2.02	Authority; No Conflict	11
2.03	Bankruptcy	12
2.04	Taxes	12
2.05	Legal Proceedings	12
2.06	Brokers	12
2.07	Compliance with Legal Requirements	12
2.08	Prepayments	12
2.09	Imbalances	13
2.10	Material Contracts	13
2.11	Consents and Preferential Purchase Rights	14
2.12	Permits	14
2.13	Current Commitments	14
2.14	Environmental Laws	14
2.15	Leases; Wells	14
2.16	Knowledge Qualifier for Non-Operated Assets	15
2.17	Disclosures with Multiple Applicability; Materiality	15

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BUYER	15
3.01	Organization and Good Standing	16
3.02	Authority; No Conflict	16
3.03	Certain Proceedings	16
3.04	Knowledgeable Investor	16
3.05	Qualification	17
3.06	Brokers	17
3.07	Financial Ability	17
3.08	Securities Laws	17
3.09	Due Diligence	17
3.10	Basis of Buyer's Decision	18
3.11	Business Use, Bargaining Position	18
3.12	Bankruptcy	18

ARTICLE 4	COVENANTS OF SELLER	19
4.01	Access and Investigation	19
4.02	Conduct of Business	20

i

4.03	Insurance	21
4.04	Consent and Waivers	21
4.05	Amendment to Schedules	21
4.06	Successor Operator	21
4.07	Affiliate Contracts	22

ARTICLE 5	OTHER COVENANTS	22
5.01	Notification and Cure	22
5.02	Replacement of Insurance, Bonds, Letters of Credit and Guaranties	22
5.03	Governmental Reviews	22
5.04	Satisfaction of Conditions	23
5.05	[RESERVED.]	23

ARTICLE 6	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE	23
6.01	Accuracy of Representations	23
6.02	Seller's Performance	23
6.03	No Proceedings	23
6.04	No Orders	23
6.05	Necessary Consents and Approvals	24
6.06	Closing Deliverables	24
6.07	Property Matters	24

ARTICLE 7	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE	24
7.01	Accuracy of Representations	24
7.02	Buyer's Performance	24
7.03	No Proceedings	24
7.04	No Orders	25
7.05	Necessary Consents and Approvals	25
7.06	Closing Deliverables	25
7.07	Qualifications	25
7.08	Property Matters	25

ARTICLE 8	TERMINATION	25
8.01	Termination Events	25
8.02	Effect of Termination; Distribution of the Deposit Amount	26
8.03	Return of Records Upon Termination	28

ARTICLE 9	INDEMNIFICATION; REMEDIES	28
9.01	Survival	28
9.02	Indemnification and Payment of Damages by Seller	28
9.03	Indemnification and Payment of Damages by Buyer	29
9.04	Indemnity Net of Insurance	30
9.05	Limitations on Liability	30
9.06	Procedure for Indemnification - Third Party Claims	30
9.07	Procedure for Indemnification - Other Claims	32

9.08	Indemnification of Group Members	32
9.09	Extent of Representations and Warranties	32
9.1	Compliance With Express Negligence Test	33
9.11	Limitations of Liability	33
9.12	No Duplication	34
9.13	Disclaimer of Application of Anti-Indemnity Statutes	34
9.14	Waiver of Right to Rescission	34
9.15	Disclaimer of Reliance on Seller’s Methodologies	34
9.16	Escrow Claims	34

ARTICLE 10	TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS	35
10.01	Title Examination and Access	35
10.02	Preferential Purchase Rights	35
10.03	Consents	36
10.04	Title Defects	36
10.05	Title Defect Value	37
10.06	Seller’s Cure or Contest of Title Defects	38
10.07	Limitations on Adjustments for Title Defects	40
10.08	Title Benefits	40
10.09	Exclusive Remedies	42
10.10	Buyer’s Environmental Assessment	42
10.11	Environmental Defect Notice	42
10.12	Seller’s Exclusion, Cure or Contest of Environmental Defects	43
10.13	Limitations	44
10.14	Exclusive Remedies	44
10.15	Casualty Loss and Condemnation	45
10.16	Expert Proceedings	45

ARTICLE 11	GENERAL PROVISIONS	46
11.01	Records	46
11.02	Expenses	47
11.03	Notices	48
11.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	50
11.05	Further Assurances	50
11.06	Waiver	50
11.07	Entire Agreement and Modification	51
11.08	Assignments, Successors and No Third Party Rights	51
11.09	Severability	51
11.10	Article and Section Headings, Construction	51
11.11	Counterparts	52
11.12	Press Release, News Media and External Statements	52
11.13	Confidentiality	53
11.14	Name Change	53
11.15	Preparation of Agreement	53
11.16	Appendices, Exhibits and Schedules	53

11.17	No Recourse	53

APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	Definitions

Exhibit A	Leases

Exhibit A-1	Mineral Interests

Exhibit A-2	Easements and Surface Interests

Exhibit B	Wells

Exhibit C	Personal Property

Exhibit D-1	Form of Assignment and Bill of Sale

Exhibit D-2	Form of Deed

Exhibit E	Excluded Assets

Exhibit F-1	Form of Closing Certificate (Seller)

Exhibit F-2	Form of Closing Certificate (Buyer)

Exhibit G	Target Area

Schedule 1.1(PE)	Certain Permitted Encumbrances

Schedule 1.05(a)	Current AFEs

Schedule 1.07	Allocation of Purchase Price

Schedule 2.02(b)	No Conflict

Schedule 2.04	Taxes

Schedule 2.05	Litigation

Schedule 2.07	Compliance with Legal Requirements

Schedule 2.09	Imbalances

Schedule 2.10	Material Contracts

Schedule 2.11	Consents and Preferential Purchase Rights

Schedule 2.12	Permits

Schedule 2.13	Current Commitments

Schedule 2.14	Environmental Laws

Schedule 2.15(b)	Wells

Schedule 4.02	Certain Authorized Pre-Closing Actions

Schedule 11.13(c)	Other Transaction Matters

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 4, 2019 (the “Execution Date”), by and between Cordero Energy Resources LLC, a Delaware limited liability company (“Seller”), and Laredo Petroleum, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITAL
Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.
AGREEMENT
For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
SALE AND TRANSFER OF ASSETS; CLOSING

1.01    Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets, effective for certain purposes as of the Effective Time, to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

1.02     Purchase Price; Deposit. The purchase price for the Assets (the “Purchase Price”) will be an amount equal to the sum of the Base Purchase Price and the Earn-Out Payment. Contemporaneously with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to the Deposit Amount. The Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Indemnity Escrow Amount as provided in Section 1.04(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 8.01, then the provisions of Section 8.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith. All disbursements by the Escrow Agent from the Escrow Account shall be made pursuant to joint instructions executed by Seller and Buyer or, in the absence of such joint instructions, upon the satisfaction and fulfillment of all the conditions and requirements set forth in the Escrow Agreement relating to such disbursements in the absence of joint instructions.

(a)
Subject to any adjustments that may be made under Section 1.05, the “Base Purchase Price” will be an aggregate amount equal to One Hundred Thirty Million, Two Hundred and Fifty Thousand and 0/100 Dollars ($130,250,000.00).

(b)
As additional consideration to Seller hereunder, if and to the extent required by this Section 1.02(b), Seller shall be entitled to receive from Buyer an additional cash payment in an amount equal to the Earn-Out Payment, which shall be paid in accordance with this Section 1.02(b). Subject to the remainder of this Section 1.02(b), the Earn-Out Payment shall be due and payable by Buyer to Seller on or before the date that is thirty (30) days after the NYMEX Settlement Data Date (the “Earn-Out Payment Due Date”); provided, however, that any portion of the Earn-Out Payment submitted to the Accounting Expert shall be due and payable by Buyer as provided in Section 1.02(b)(i).

(i)
On or before the date which is ten (10) calendar days following the NYMEX Settlement Data Date, Buyer shall deliver to Seller a written notification setting forth the amount of the Earn-Out Payment, together with Buyer’s calculations and supporting documentation with respect to the Earn-Out Payment. Within ten (10) calendar days following receipt of Buyer’s notice, Seller shall deliver to Buyer a report containing any changes that Seller proposes to be made in the statement for the Earn-Out Payment. Any dispute with respect to a portion of the Earn-Out Payment owed hereunder that is not resolved by Buyer and Seller on or before the Earn-Out Payment Due Date shall be submitted by Buyer and Seller to the Accounting Expert for binding dispute resolution in accordance with the dispute resolution procedures set forth in Section 1.05(e), mutatis mutandis. Such dispute shall be submitted by the Parties no later than five (5) Business Days following the Earn-Out Payment Due Date. The amount of the Earn-Out Payment determined by the Accounting Expert in accordance with the terms hereof shall be paid by Buyer to Seller no later than five (5) Business Days after the Accounting Expert issues a final decision with respect to the Earn-Out Payment.

(ii)
The Parties understand and agree that the contingent rights to receive the Earn-Out Payment shall not be represented by any form of certificate or other instrument, (y) Seller shall not have any rights as a security holder of Buyer as a result of Seller’s contingent right to receive the Earn-Out Payment hereunder and (z) no interest is payable with respect to the Earn-Out Payment.

1.03    Closing; Preliminary Settlement Statement. Subject to Section 8.01, the Closing shall take place at the offices of Kirkland & Ellis LLP at 609 Main Street, 47th Floor, Houston, Texas 77002 (or remotely, if deemed feasible by the Parties and as mutually agreed to in writing by the same) on or before December 12, 2019 (the “Target Closing Date”), or if all conditions to Closing under Article 6 and Article 7 have not yet been satisfied or waived, within five (5) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 8. The date on which Closing occurs shall be the “Closing Date”. Subject to the provisions of Articles 6, 7, and 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Target Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount (the “Preliminary Settlement Statement”). As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount. Within two (2)

Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in accordance with this Section 1.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.

1.04    Closing Obligations. At the Closing:

(a)	Seller shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered by the appropriate Person (and executed and acknowledged, as appropriate), to Buyer:

(i)
the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and of federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(ii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Base Purchase Price as provided in Section 1.05(d)(ii)(E));

(iii)
a certificate, in substantially the form set forth in Exhibit F-1 executed by an officer of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Sections 6.01 and 6.02 have been fulfilled;

(iv)
a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of Section 1445 of the Code;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)
for each Well operated by Seller or its Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with assistance from Seller) as is necessary to designate Buyer as operator of such Wells;

(vii)
a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates affecting the Assets; and

(viii)
such other documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer or division order to third-party operators and purchasers of production from the Wells (which shall be prepared and provided by Buyer (with assistance from Seller) and reasonably satisfactory to Seller).

(b)	Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller or Escrow Agent, as applicable:

(i)	Buyer shall deposit an amount equal to the sum of the Indemnity Escrow Amount, plus the Defect Escrow Amount minus the Deposit Amount with the Escrow Agent pursuant to the Escrow Agreement;

(ii)
the Preliminary Amount (less the sum of the Indemnity Escrow Amount plus the Defect Escrow Amount) by wire transfer to the account specified by Seller in written notice given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(iii)
the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and of federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(iv)
a certificate, in substantially the form set forth in Exhibit F-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)
for each Well operated by Seller or its Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with assistance from Seller) as is necessary to designate Buyer as operator of such Wells;

(vii)
evidence of replacement bonds, guarantees, and other sureties pursuant to Section 5.02 and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets; and

(viii)
such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer or division order to third-party operators and purchasers of production from the Wells (which shall be prepared and provided by Buyer (with assistance from Seller) and reasonably satisfactory to Seller).

1.05    Allocations and Adjustments. If the Closing occurs:

(a)
Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time (provided that, with respect to the Wells and operations covered by the Current AFEs, Buyer shall be entitled to all production and products from, proceeds attributable to and all other income, proceeds, receipts and credits earned with respect to such Wells prior to, on or after the Effective Time), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Buyer shall also be responsible for (and entitled to any refunds with respect to) all Property Costs paid by Seller prior to the Effective Time in connection with the Current AFEs. Seller shall be entitled to all production and products from or attributable to the Assets (other than the Wells and operations covered by the Current

AFEs) prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets incurred prior to the Effective Time (other than Property Costs paid in connection with the Current AFEs). “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards.

(b)
Without limiting the allocation of costs and receipts set forth in Section 1.05(a), for each Well operated by Seller or its Affiliate, Seller or its Affiliate shall be entitled to a monthly overhead amount (for the period commencing from the Effective Time through the Closing Date) equal to $1,000.00 per month for each Well operated by Seller or any of its Affiliates. The charges and deductions under this Section 1.05(b) shall accrue from the Effective Time through the month in which transfer of operations occurs; provided however, that the overhead charges for the month in which transfer of operations occurs shall be prorated based upon the number of days in such month that Seller or its Affiliate operated such Wells.

(c)
For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 1.05(a), (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Seller shall provide to Buyer evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets for purposes of establishing the adjustment to the Base Purchase Price pursuant to this Section 1.05(c). Asset Taxes shall be prorated in accordance with Section 11.02(b).

(d)	The Base Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)
the aggregate amount of (1) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets (other than the Wells and operations covered by the Current AFEs) during any period prior to the Effective Time to which Seller is entitled under Section 1.05(a) (net of any (x) Royalties and (y) third party gathering, processing, transportation and other similar midstream costs) and (2) other proceeds received by Buyer with respect to the Assets for which Seller would otherwise be entitled under Section 1.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 11.02(b) but paid or economically borne by Seller;

(C)
the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller that are attributable to (1) the ownership and operation of the Assets after the Effective Time (including prepayments of Property Costs made by Seller that are applied against operations conducted between the Effective Time and Closing, but excluding all other prepayments) or (2) the Wells and operations described in the Current AFEs, whether prior to, at, or after the Effective Time;

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(E)
to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all merchantable Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time;

(F)	if applicable, by the amount of any upward adjustment to the Base Purchase Price as required pursuant to Schedule 4.02;

(G)
if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $2.75 per Mcf or $55.00 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(ii)	decreased by the following amounts:

(A)
the aggregate amount of (1) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 1.05(a) (net of any (x) Royalties and (y) third party gathering, processing, transportation and other similar midstream costs) and (2) other proceeds received by Seller with respect to the Assets (without duplication) for which Buyer would otherwise be entitled under Section 1.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 11.02(b) but paid or economically borne by Buyer;

(C)	the aggregate amount of all downward adjustments pursuant to Article 10;

(D)
the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets (other than the Wells and operations covered by the Current AFEs) prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) for which Seller would otherwise be responsible under Section 1.05(a) that are actually paid or otherwise economically borne by Buyer;

(E)	the amount of the Suspense Funds;

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(G)
if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $2.75 per Mcf or $55.00 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time; and

(H)	if applicable, by the amount of any downward adjustment to the Base Purchase Price as required pursuant to Schedule 4.02.

(e)
No earlier than sixty (60) days following the Closing Date, but no later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price based on actual credits, charges, receipts and other items before and after the Effective Time. Seller shall supply available documentation in reasonable detail to support any credit, charge, receipt or other item in such statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s and its Affiliates’ books and records relating to the matters required to be accounted for in the Final Settlement Statement to allow Buyer to conduct an audit and review of such items. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will, without limiting Section 11.02(b) or Buyer’s right to indemnity under Section 9.02 for Seller Taxes, be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred sixty (160) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 1.05(d)(ii)(C), which shall be subject to the arbitration provisions of Section 10.16, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall, without limiting Section 11.02(b) or Buyer’s right to indemnity under Section 9.02 for Seller Taxes, be binding on the Parties, and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 1.05(e) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. All payments to paid pursuant to this Section 1.05 shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

(f)
If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 1.05(e), either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 1.05(a) or otherwise (except with respect to any payments that have been accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, as applicable), then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party. Additionally, except with respect to any payments that have been accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, as applicable, if after delivery of the Final Settlement Statement, (i) Seller pays monies relating to the Assets that are the obligation of Buyer or (ii) Buyer pays monies relating to the Assets that are the obligation of Seller, then the Party owing such obligation shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse the Party who made such payment therefor. Each Party shall be permitted to offset any monies owed by it to the other Party pursuant to this Section 1.05 against amounts owed to it by the other Party pursuant to this Section 1.05. Notwithstanding anything herein to the contrary, the final accounting for any amounts owing as between the Parties pursuant to this Section 1.05(f) shall occur on or before the date that is nine (9) months after the Closing Date (after which date this Section 1.05(f) shall terminate).

1.06    Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge the following liabilities arising from, based upon, related to, or associated with the Assets (collectively, the “Assumed Liabilities”) subject to Seller’s indemnity obligations under Section 9.02 (further subject to the limitations and restrictions in Article 9) but excluding the Specified Liabilities described in clauses (a), (b), (d) (e), (h) and (i) of the definition thereof: any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 1.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets; (c) for plugging, abandonment, decommissioning and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 10 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Base Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 10, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of any preferential purchase right or maintenance of uniform interest provisions); (i) attributable to or resulting from (1) Asset Taxes allocated to Buyer pursuant to Section 11.02(b) (provided that Section 11.02(b) shall govern the actual payment of such Asset Taxes) and (2) any other Taxes attributable to the Assets for periods (or portions thereof) from and after the Effective Time; (j) attributable to or resulting from Transfer Taxes; (k) attributable to the Leases and the Applicable Contracts; and (l) attributable to the Assumed Litigation. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that, subject to the terms and conditions of this Agreement, all liability associated with the matters described in clauses (i) through (iii) above as well as any responsibility and liability to decommission, plug or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer whether arising prior to, at, or after the Effective Time, and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; (vii) wells, materials and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, Hazardous Materials and other materials from the Assets. From and after the Closing, regardless of whether arising prior to, at, or after the Effective Time, subject to Seller’s indemnity obligations under Section 9.02 (subject to the limitations and restrictions in Article 9), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

1.07    Allocation of Purchase Price.

(a)
The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.07 hereto. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 1.07 for purposes of Article 10 hereof.

(b)
As soon as reasonably practicable following the Final Settlement Date, Seller shall deliver to Buyer for its review and approval an allocation of the Final Amount and any items that are treated as consideration for U.S. federal Income Tax purposes among the Assets in accordance with Section 1060 of the Code, and the regulations thereunder, and to the extent permitted by applicable Legal Requirements, the amount allocated among the Assets shall be in a manner consistent with the Allocated Values set forth on Schedule 1.07 (the “Tax Allocation”). Buyer shall provide Seller with any comments to the Tax Allocation within thirty (30) days after the date of receipt by Buyer. If Buyer does not deliver any written notice of objection to the Tax Allocation within such thirty (30)-day period, the Tax Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation. In the event that Seller and Buyer do not resolve all of the items disputed in the Tax Allocation prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Accounting Expert in accordance with the procedures of Section 1.05(e), mutatis mutandis. Any subsequent adjustments to the Purchase Price for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined hereunder. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Final Settlement Date, in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price for U.S. federal Income Tax purposes, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, litigation, investigation or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign law) or with the other Party’s prior consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with Tax Allocation.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:
2.01    Organization and Good Standing. Seller is a Delaware limited liability company, and is duly organized, validly existing and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

2.02    Authority; No Conflict.

(a)
The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and at the Closing, all instruments executed and delivered by Seller at or in connection with the Closing shall have been duly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by Seller of the Instruments of Conveyance at the Closing, such Instruments of Conveyance and delivery shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by Seller of any other documents at the Closing (collectively with the Instruments of Conveyance, the “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)
Except as set forth in Schedule 2.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors, managers or officers of Seller;

(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;

(iii)
contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Assets; or

(iv)
(A) result in a default, in any material respect, or the imposition, creation or continuance of any Encumbrance upon or with respect to any of the Assets or (B) give rise to any right of termination, cancellation or acceleration under, or require any consent under, any note, bond, mortgage, or indenture, to which Seller is a party or by which the Assets are bound, in each case, except for Permitted Encumbrances.

2.03    Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement Proceedings pending or being contemplated by Seller or, to Seller’s Knowledge, Threatened against Seller.

2.04    Taxes. All material Tax Returns required to be filed by Seller with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects. All material Asset Taxes required to be paid with respect to the Assets that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Asset Taxes. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Asset Taxes. There are no liens on any of the Assets attributable to Taxes other than Permitted Encumbrances. There are no administrative or judicial Proceedings by any taxing authority pending against Seller relating to or in connection with any material Asset Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects. Except as disclosed on Schedule 2.04, no Asset is subject to any tax partnership agreement or provisions requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

2.05    Legal Proceedings. Other than the Assumed Litigation and Retained Litigation set forth on Schedule 2.05, Seller has not been served with any Proceeding, and, to Seller’s Knowledge, there is no pending or Threatened Proceeding against Seller or any of its Affiliates, in each case, that (i) relates to Seller’s ownership or operation of any of the Assets, or (ii) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Seller’s Knowledge, there are no pending or Threatened Proceedings relating to the ownership or operation of the Assets to which neither Seller nor any of its Affiliates is party other than as set forth on Schedule 2.05.

2.06    Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of Seller and its Affiliates.

2.07    Compliance with Legal Requirements. Except with respect to any representation and warranties regarding (a) Taxes, which are exclusively provided in Section 2.04 and (b) environmental matters, which are exclusively provided in Section 2.12 and Section 2.14, except as set forth in Schedule 2.07, there is no uncured material violation by Seller of any Legal Requirements (excluding Environmental Laws) with respect to Seller’s ownership and operation of the Assets. Neither Seller nor any of its Affiliates have received any written notice from any Governmental Body or Third Party of any material violation of or material default by Seller with respect to any Legal Requirement that remains unresolved.

2.08    Prepayments. Except for any Imbalances, Seller has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any Person of Hydrocarbons previously paid for and not yet delivered.

2.09    Imbalances. To Seller’s Knowledge, except as set forth in Schedule 2.09, there are no Imbalances with respect to Seller’s obligations relating to the Wells as of the Effective Time.

2.10    Material Contracts. Schedule 2.10 sets forth all Applicable Contracts with respect to Seller of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(a)
any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, compression, marketing or similar Applicable Contract that is not terminable by Seller without penalty on ninety (90) days’ or less notice, including any Contract that includes an acreage dedication or minimum volume commitment;

(b)
any Applicable Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by Seller of more than Two Hundred Thousand Dollars ($200,000) (net to Seller’s interest) during the current or any subsequent fiscal year or more than One Million Dollars ($1,000,000) in the aggregate (net to Seller’s interest) over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)
any Applicable Contract that is an indenture, mortgage, deed of trust, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, security interest or similar financial Contract;

(d)
any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, non-compete agreement, joint exploration agreement, joint development agreement, joint operating agreement, drilling contract, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement or similar Contract where any material obligation has not been completed prior to the Effective Time (in each case, excluding any tax partnership);

(e)	any Applicable Contract that provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets;

(f)	any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(g)	any Applicable Contract that provides for, as its primary purpose, an indemnity; and

(h)	any Applicable Contract for the sale, lease or farmout, exchange, of Seller’s interest in the Assets.

Except as set forth in Schedule 2.10, each Material Contract set forth (or required to be set forth) in Schedule 2.10 is a legal, valid and binding obligation against Seller and, to the Knowledge of Seller, each other party thereto, is enforceable in accordance with its terms against Seller and, to the Seller’s Knowledge, each other party thereto, and is in full force an effect subject to any bankruptcy Proceeding commenced after the Execution Date or other Legal Requirements now or hereafter in effect. Neither Seller nor, to Seller’s Knowledge, any other party is in material breach of or in default under any Material Contract, and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material breach, default or event of default by Seller or, to Seller’s Knowledge, any other party thereto, in each case except as set forth in Schedule 2.10. Except as set forth in Schedule 2.10, Seller has not received any notice from a Third Party alleging a violation or breach of any Material Contract by Seller or its Affiliates. Except as set forth in Schedule 2.10 there are no Contracts with Affiliates of Seller that will be binding on the Assets after Closing.
2.11    Consents and Preferential Purchase Rights. Except as set forth in Schedule 2.11, none of the Assets are subject to any Preferential Purchase Rights or Consents required to be obtained by Seller which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee and (c) Permitted Consents.

2.12    Permits. To Seller’s Knowledge, except as set forth in Schedule 2.12, (a) with respect to Assets currently operated by Seller or any of its Affiliates, Seller or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid and (c) Seller is in compliance in all material respects with all such Permits.

2.13    Current Commitments. Schedule 2.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than Two Hundred Thousand Dollars ($200,000) (net to Seller’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

2.14    Environmental Laws. Except as disclosed on Schedule 2.14, (a) there are no Proceedings pending, or to Seller’s Knowledge, Threatened before any Governmental Body with respect to the Assets alleging material violations of, or claiming material liabilities under, Environmental Laws, or claiming remediation obligations, and (b) Seller has received no unresolved written notice from any Governmental Body or other Person of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any permits required under Environmental Laws, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof.

2.15    Leases; Wells.

(a)
To Seller’s Knowledge, there is no pending claim or Proceeding seeking to terminate, cancel, rescind or procure a reformation of any Lease or any provisions thereof, or seeking the release of any Lease (or portion thereof). To Seller’s Knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a material breach or material default under any such Lease. Seller’s Knowledge, there is no pending or Threatened claim from any lessor asserting the termination or breach of any Lease arising out of the lack of production in paying quantities sufficient to hold such Lease.

(b)
To Seller’s Knowledge, Exhibit B sets forth a list of all wellbores located on the Leases, other than any wellbores that have been permanently plugged and abandoned in accordance with applicable Legal Requirements. Except as disclosed on Schedule 2.15(b), (i) all Wells drilled and completed by Seller or its Affiliates as operator have been drilled and completed within the limits permitted by all applicable Leases and Contracts and at locations that comply with applicable Legal Requirements, (ii) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (iii) there are no Wells that Seller is currently obligated by applicable Legal Requirements or contract to plug or abandon, or that have been plugged, dismantled or abandoned by Seller or its Affiliates (or to Seller’s Knowledge by any other Person) in a manner that does not comply in all material respects with Legal Requirements, or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body.

2.16    Knowledge Qualifier for Non-Operated Assets. To the extent that Seller has made any representations or warranties in this Article 2 in connection with matters relating to Non-Operated Assets, each and every such representation and warranty shall be deemed to be qualified by the phrase, “To Seller’s Knowledge.”

2.17    Disclosures with Multiple Applicability; Materiality. If any fact, condition or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 2, a single disclosure of such fact, condition or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all Sections of this Article 2 to which such fact, condition or other matter applies to the extent reasonably apparent on the face of Seller’s disclosure Schedules, regardless of the section of Seller’s disclosure Schedules in which such fact, condition or other matter is described. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:
3.01    Organization and Good Standing. Buyer is a corporation and duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

3.02    Authority; No Conflict.

(a)
This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Buyer has the requisite right, power, authority and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.

(c)
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members of Buyer or (iii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)
Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.03    Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

3.04    Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets and their value, and it has relied solely thereon and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws or any other applicable Legal Requirements.

3.05    Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder. Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

3.06    Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

3.07    Financial Ability. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

3.08    Securities Laws. The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and if it sells, transfers or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

3.09    Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, subject to Buyer’s rights to access the Assets to conduct a due diligence review in accordance with this Agreement, prior to Closing, Buyer and its Representatives have (a) been permitted access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Seller or otherwise). Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents (including the special warranty of Defensible Title set forth in the Instruments of

Conveyance), or Buyer’s right to rely upon each of the foregoing or Buyer’s rights under Article 10, Buyer hereby waives any claims arising out of any materials, documents or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute or otherwise.

3.10    Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 8, Buyer is not entitled to cancel, terminate or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.

3.11    Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 11.04. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 3.

3.12    Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 4
COVENANTS OF SELLER

4.01    Access and Investigation.

(a)
Between the Execution Date and the Defect Notice Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, Seller shall (i) afford Buyer and its Representatives access, by appointment, at such times as Buyer may reasonably request during Seller’s regular hours of business to the Seller-operated Assets, contracts, books and records, and other documents and data related to the Assets, together with reasonably appropriate members of Seller’s management and personnel with knowledge of the foregoing, except any such contracts, books and records or other documents and data that are Excluded Assets, and (ii) promptly furnish Buyer and Buyer’s Representatives, at Buyer’s sole cost and expense, with existing electronic copies of all such Records, contracts, books and records, and other existing documents and data related to the Assets as Buyer or Buyer’s Representatives may reasonably request, except for any such contracts, books and records, or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and Buyer’s Representatives reasonable access to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third parties in order to obtain such consent); provided that, except as expressly provided in this Agreement or in the Instruments of Conveyance, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files and other data that it may provide or disclose to Buyer.

(b)
Notwithstanding the provisions of Section 4.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling. Environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment of the Assets without Seller’s prior written permission, which may be withheld in Seller’s sole discretion.

(c)
Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

4.02    Conduct of Business. Except (x) as set forth on Schedule 4.02, (y) for any operations contemplated in the Current AFEs or (z) as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business with respect to its ownership and operation of the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a)	not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets, except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)	not abandon any Asset;

(c)
not commence, propose or agree to participate in any single operation with respect to the Properties with an anticipated cost in excess of Two Hundred Thousand Dollars ($200,000) (net to Seller’s interest), except for any emergency operations;

(d)
not execute, terminate, cancel or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter;

(e)	not make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Assets;

(f)	use commercially reasonable efforts to maintain in full force and effect each Lease;

(g)
not take, nor permit any of their Affiliates (or authorize any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, or negotiate, any offer from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Buyer or its Affiliates except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(h)	use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted with respect to the Assets;

(i)	notify Buyer of any application for drilling permit by a Third Party affecting the Assets received by Seller; and

(j)	not enter into any agreement with respect to any of the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 4.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 4.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 4.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable

Asset in a manner consistent with this Section 4.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 4.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period. Notwithstanding the foregoing provisions of this Section 4.02, in the event of an emergency Seller may take such action as reasonably necessary and shall notify Buyer of such action reasonably promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 4.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 2 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.
4.03    Insurance. Seller shall maintain in force during the period from the Execution Date until the Closing, all of Seller’s insurance policies pertaining to the Assets in the amounts and with the minimum coverages currently maintained by Seller, as set forth on Schedule 4.03.

4.04    Consent and Waivers. Seller shall use commercially reasonable efforts to obtain, prior to the Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents. Buyer shall use commercially reasonable efforts to cooperate with Seller in seeking to obtain such Consents.

4.05    Amendment to Schedules. Until the fifth (5th) Business Day before Closing, Seller shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 2 with respect to any matters discovered or first occurring subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s express consent pursuant to Section 4.02, no such supplement shall be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 6.01 or for determining any remedies available under Article 9 or otherwise under this Agreement.

4.06    Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator of those Assets or portions thereof that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because such Assets (or portions thereof) may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator thereof such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.

4.07    Affiliate Contracts. Seller will terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between Seller and its Affiliates insofar and only insofar as such contracts or agreements relate to or bind the Assets.

ARTICLE 5
OTHER COVENANTS

5.01    Notification and Cure. Between the Execution Date and the Closing Date, Buyer may promptly notify Seller in writing and Seller may promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect; provided that failure to provide such notice shall not limit a Party’s rights or remedies under this Agreement, including under Section 8.01 and Section 9.02, with respect to such Breach. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant or agreement shall (if curable) be fully cured by the Closing (or, if the Closing does not occur, by the termination of this Agreement), then such Breach shall be considered not to have occurred for all purposes of this Agreement.

5.02    Replacement of Insurance, Bonds, Letters of Credit and Guaranties.

(a)
The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit and guaranties, and evidence of such other authorizations, qualifications, and approvals, in each case, as set forth on Schedule 5.02(a) and necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliates, operate such Assets. Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

(b)
Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings. Buyer shall indemnify, defend and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

5.03    Governmental Reviews. Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.

5.04    Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 6 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied.

5.05    [RESERVED.]

ARTICLE 6
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
6.01    Accuracy of Representations. All of Seller’s representations and warranties in this Agreement must have been true and correct in all respects (without regard to materiality or other similar qualifiers) as of the Execution Date, and must be true and correct in all respects (without regard to materiality or other similar qualifiers) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all respects (without regard to materiality or other similar qualifiers) on and as of such specified date, except for those Breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect; provided that, for purposes of this Section 6.01, any Breach(es) that could reasonably be expected to (a) cause Buyer to incur any Damages for, (b) decrease the value of the Assets, or (c) increase Seller’s Assumed Liabilities in each case of (a), (b) and/or (c), in an aggregate amount equal to or greater than ten percent (10%) of the Base Purchase Price shall be deemed a “Material Adverse Effect”.

6.02    Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

6.03    No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against either Party, or against any of such Party’s Affiliates, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

6.04    No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

6.05    Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing) shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

6.06    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 1.04(a).

6.07    Property Matters. The sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Title Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Environmental Defect Deductible, plus (iii) in the case of Buyer only, the aggregate downward Base Purchase Price adjustments under Section 10.02, plus (iv) the aggregate downward Base Purchase Price adjustments under Section 10.03, shall not exceed fifteen percent (15%) of the unadjusted Base Purchase Price.

ARTICLE 7
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
7.01    Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of such specified date.

7.02    Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03    No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against either Party or against any of such Party’s Affiliates, any Proceeding (other than any matter initiated by Seller or an Affiliate of Seller) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

7.04    No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05    Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing) shall have been granted, or the necessary waiting period shall have expired or early termination of the waiting period shall have been granted.

7.06    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 1.04(b).

7.07    Qualifications. Buyer shall have obtained all authorizations, qualifications and approvals required to be obtained prior to Closing under Section 5.02.

7.08    Property Matters. The sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Title Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Environmental Defect Deductible, plus (iii) the aggregate downward Base Purchase Price adjustments under Section 10.03, shall not exceed fifteen percent (15%) of the unadjusted Base Purchase Price.

ARTICLE 8
TERMINATION

8.01    Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written consent of Seller and Buyer;

(b)
by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 6 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 8.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, that if (i) Seller’s conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(c)	by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 8.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, that if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(d)
by either Seller or Buyer, if the Closing has not occurred on or before December 31, 2019 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that such failure does not result primarily from the terminating Party’s material Breach of this Agreement; or

(e)
by either Seller or Buyer, if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable.

8.02    Effect of Termination; Distribution of the Deposit Amount. If this Agreement is terminated pursuant to Section 8.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 8.02(a), (b) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 8.02(a), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, (c) except to the extent either Party has received the Deposit Amount (or, with respect to Buyer, damages in an amount up to the Deposit Amount) as liquidated damages pursuant to Section 8.02(a), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements hereunder, the other Party shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled, and (d) the following provisions shall survive the termination: Sections 5.01, 8.02, 9.03(b), 9.05, 9.06, 9.07, 9.10, 9.11, 9.12, Article 11 (other than Section 11.01), Appendix I and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(a)	Notwithstanding anything to the contrary in Section 8.02:

(i)
If Seller has the right to terminate this Agreement (A) pursuant to Section 8.01(c) or (B) pursuant to Section 8.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 8.01(c) (without regard to any cure periods contemplated therein), then, in any such case, Seller shall have the right, at its sole discretion to either (1) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Seller does not seek and successfully enforce specific performance, terminate this Agreement and receive the Deposit Amount from the Escrow Agent as liquidated damages (and not as a penalty) free and clear of any claims by Buyer hereunder. If Seller terminates this Agreement and receive the Deposit Amount as liquidated damages pursuant to this Section 8.02(a)(i), then, within two (2) Business Days of such termination, (x) the Parties shall execute joint written instructions to the Escrow Agent to release the Deposit Amount to Seller as liquidated damages via wire transfer of immediately available funds to the account designated therein by Seller, (y)  all other remedies shall be deemed waived and (z) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)
If Buyer has the right to terminate this Agreement (A) pursuant to Section 8.01(b) or (B) pursuant to Section 8.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 8.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to the Parties executing joint instructions to return the Deposit Amount to Buyer) seek to recover actual damages from Seller in an amount not to exceed Buyer’s actual documented, out-of-pocket expenses in connection with this Agreement, but in no case in an amount exceeding the Deposit Amount. If Buyer elects to terminate this Agreement pursuant to this Section 8.02(a)(ii) and seek damages in an amount up to the Deposit Amount, then, within two (2) Business Days of Buyer’s election, (x) the Parties shall execute joint written instructions to the Escrow Agent to return the Deposit Amount to Buyer via wire transfer of immediately available funds to the account designated therein by Buyer and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(b)
The Parties recognize that the actual damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(c)
If this Agreement is terminated by either Buyer or Seller pursuant to Section 8.01 for any reason other than as described in Section 8.02(a), then, within two (2) Business Days of such termination, the Parties shall execute joint written instructions to the Escrow Agent to return the Deposit Amount to Buyer (free and clear of any claims by Seller thereon) via wire transfer of immediately available funds to the account designated therein by Buyer.

8.03    Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

ARTICLE 9
INDEMNIFICATION; REMEDIES

9.01    Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely, (b) the representations and warranties in Section 2.04 and the covenants and agreements in Section 1.07(b) and Section 11.02(b)-(e) shall survive for the applicable statute of limitations plus sixty (60) days, (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for forty-eight (48) months after Closing, (d) all other representations and warranties of Seller shall survive for nine (9) months after Closing, (e) all other covenants and agreements of Seller shall survive indefinitely unless expressly stated to survive for a shorter period of time, and (f) all representations, warranties, covenants and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 9.02(a), 9.02(b), 9.03(a) and 9.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 9.02(d) shall continue and survive indefinitely, except in the case of Specified Liabilities described in clauses (c), (g) and (j) of the definition thereof, in respect of which the indemnities in Section 9.02(d) shall continue for nine (9) months following the Closing Date. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

9.02    Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 9, from and after the Closing, Seller shall defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)	any Breach by Seller of any covenant, obligation or agreement of Seller in this Agreement;

(c)	the use, ownership and operation of the Retained Assets (unless and until such Retained Assets are conveyed to Buyer in accordance with this Agreement); and

(d)	the Specified Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 9 and Article 10, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance and the equitable remedies described in Schedule 11.13(c), are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 1.04, and Buyer releases Seller Group from any and all claims, causes of action, Proceedings or other legal rights and remedies of Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, the ownership, use or operation of the Assets prior to the Closing or the condition, quality, status or nature of the Assets prior to the Closing, including any and all claims related to environmental matters or liability or violations of environmental laws and including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of Seller’s Affiliates; provided, however, that Buyer is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Seller of Article 11.
9.03    Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 9 and Article 10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement;

(c)
any Damages arising out of or relating to Buyer’s and its Representatives’ access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 4.01, 10.01 and 10.11, including Damages attributable to personal injury, illness or death, or property damage arising from such access; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, and except for Seller’s termination and specific performance rights under Article 8 of this Agreement, the remedies provided in this Article 9 are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group; provided that Seller is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Buyer of Article 11. Buyer shall have no obligation to indemnify any of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to Section 9.02(d).
9.04    Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

9.05    Limitations on Liability.

(a)
Except with respect to the Fundamental Representations and the representations and warranties included in Section 2.04, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 9.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment that do not individually exceed One Hundred Thousand Dollars ($100,000) net to Seller’s interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Base Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Base Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 2.04, in no event will Seller be liable for Damages indemnified under Section 9.02(a) to the extent such damages, exceed twenty percent (20%) of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

(b)
Notwithstanding anything herein to the contrary, the obligations and rights of the Parties under Section 9.02 or Section 9.03, and the Damages for which any Party is obligated to indemnify or entitled to indemnity under Section 9.02 or Section 9.03 shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement).

9.06    Procedure for Indemnification — Third Party Claims.

(a)
Promptly after receipt by an indemnified party under Section 9.02 or 9.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or

Proceeding, together with a claim for indemnification pursuant to this Article 9. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 9.06 shall not relieve the indemnifying Party of its obligations under this Article 9, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise materially prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)
If any Proceeding referred to in Section 9.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party, subject to its admission in writing that it owes indemnification in respect of the claim, Damages or Proceeding, shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal Proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C), in the case of an indemnification claim by Buyer pursuant to Section 9.02(a) (other than with respect to a Fundamental Representation) such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 9.05 (i.e., twenty percent (20%) of the unadjusted Purchase Price) or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

9.07    Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

9.08    Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 9.08 and Section 9.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 9 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 9 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 9.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

9.09    Extent of Representations and Warranties.

(a)
Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Seller makes no representations or warranties whatsoever, and except in the case of Fraud, disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information or advice that may have been provided to Buyer or its affiliates or representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel or any other agent, consultant or Representative of Seller). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, and except in the case of Fraud, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute or otherwise, relating to (a) the title to any of the Assets, (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (c) any infringement by Seller of any patent or proprietary right of any Third Party, (d) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions and the ability to sell Hydrocarbon production after the Closing), (e) the environmental condition and other condition of the Assets and any potential liability arising from or related to the Assets and (f) the presence or absence of asbestos, norm, or other wastes or hazardous materials in or on the assets in quantities typical for oilfield operations in the area where the assets are located.

(b)
Buyer acknowledges and affirms that it has made or intends to make and prior to Closing will make its own independent investigation, analysis and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied or will rely on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Except in the case of Fraud, Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates alleging facts contrary to the foregoing acknowledgment and affirmation.

9.10    Compliance With Express Negligence Test. The Parties agree that any indemnity, defense and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any Legal Requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any Group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any Group member thereof not be covered by the release, defense or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

9.11    Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and each Party releases the other from, any consequential, special, indirect, exemplary or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 9 shall be included in the Damages recoverable under such indemnity. Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

9.12    No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement herein. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Base Purchase Price is being or has been adjusted pursuant to Section 1.05 by reason of the same set of facts.

9.13    Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

9.14    Waiver of Right to Rescission. Except in the case of Fraud, Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions, except in the case of Fraud.

9.15    Disclaimer of Reliance on Seller’s Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Seller’s methodologies for the determination and reporting of any Asset Taxes that were utilized for any Tax period (or portion thereof) beginning prior to the Effective Time for purposes of calculating and reporting Asset Taxes attributable to any Tax period (or portion thereof) beginning after the Effective Time, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

9.16    Escrow Claims.

(a)
Subject to the applicable limitations set forth in this Article 9, any amounts due by Seller to Buyer under this Article 9 shall be first satisfied from the Indemnity Escrow Amount, and thereafter, to the extent that Buyer is determined to be owed by Seller amounts in excess of the Indemnity Escrow Amount, Buyer may seek payment for such amount from Seller.

(b)
If Seller does not dispute any claim made by Buyer against Seller in accordance with this Article 9, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement to disburse to Buyer the amount of the undisputed claim from the Indemnity Escrow Amount. If Seller does dispute any claim made by Buyer against Seller in accordance with this Article 9, then upon final determination of indemnification (or a settlement between the Parties) with respect to such claim, Seller and Buyer shall provide written instructions to the Escrow Agent to disburse to Buyer the amount determined by such final determination or settlement to be due and which amount is then remaining in the Indemnity Escrow Amount.

(c)
Notwithstanding anything in this Agreement to the contrary, on the first Business Day following expiration of the Indemnity Escrow Period, Buyer and Seller shall jointly execute and deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement to Seller the then-remaining balance of the Indemnity Escrow Amount (and all earnings thereon) in excess of the aggregate amount of all unresolved or unsatisfied claims for indemnification that Buyer has made in good faith against Seller on or before such date pursuant to this Article 9 (if any) (and all earnings thereon) in excess of the aggregate amount of all unresolved or unsatisfied claims for indemnification that Buyer has made in good faith against Seller on or before such date pursuant to this Article 9 (if any). From and after such date, the aggregate amount of all unresolved or unsatisfied claims for indemnification that Buyer has made in good faith against Seller on or before such date pursuant to this Article 9 (if any) will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claims have been resolved by the Parties in writing or in a court of competent jurisdiction and the Escrow Agreement shall be deemed to be extended accordingly; provided, however, that if, following final resolution (and payment, if applicable, to the indemnified Person pursuant to a joint instruction or a final court order, as applicable) of all outstanding claims against the Indemnity Escrow Amount received prior to the expiration of the Indemnity Escrow Period, any portion of such Indemnity Escrow Amount balance remains, then within two (2) Business Days, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement to disburse to Seller any such balance.

ARTICLE 10
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

10.01    Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets. For such purposes, until the Closing, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or copies (including electronic copies if available) of all of the Records, files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys and any other information, data, records and files that Seller or its Affiliates have relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 4.01.

10.02    Preferential Purchase Rights. Seller shall, as promptly as practical but in no event later than ten (10) Business Days after the Execution Date, provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 4.04. To the extent any such Preferential Purchase Rights are exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets unless and until conveyed to Buyer in accordance with this Agreement. The Base Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Base Purchase Price. After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 1.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

10.03    Consents. Seller shall as promptly as practical, but in no event later than ten (10) Business Days after the Execution Date, provide all notices and otherwise initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 4.04.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(i)
If the Consent is not a Required Consent and has not been denied in writing, then the affected Assets shall nevertheless be conveyed at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

(ii)
If the Consent is a Required Consent or other Consent that has been denied in writing, then the Base Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets burdened by such Required Consents (including, with respect to any Required Consent burdening a Lease or Applicable Contract, all Leases and Wells affected by the Applicable Contract or Lease for which Consent is refused), and such affected Assets shall be treated as Retained Assets unless and until conveyed to Buyer in accordance with this Agreement.

(b)
Notwithstanding the provisions of Section 10.03(a), if Seller obtains a Required Consent described in Section 10.03(a)(ii) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 1.05).

10.04    Title Defects. Buyer may notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on December 9, 2019 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and Lease, Well or Mineral Interest affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date; provided that the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Title Defects at any time prior to the Defect Notice Date. Notwithstanding anything herein to the contrary, subject to Buyer’s rights under the Instruments of Conveyance, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting substantially all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

10.05    Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)
if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)
if a Title Defect is based on a Lease that is (i) in its primary term, (ii) not held by production and (iii) has a primary term expiration date that is (A) more than fifteen (15) days earlier than the primary term expiration date set forth on Exhibit A with respect to such Lease and (B) twelve (12) months or less after the Target Closing Date, then the Title Defect Value shall be equal to (A) the Allocated Value of such Lease, multiplied by (B) a fraction, (1) the numerator of which is equal to the difference between (x) the number of days between the Execution Date and the expiration date set forth on Exhibit A and (y) the number of days between the Execution Date and the actual expiration date, and (2) the denominator of which is the number of days between the Execution Date and the expiration date set forth on Exhibit A;

(d)
if the Title Defect represents a discrepancy where (i) Seller’s actual Net Acres for such Lease as to the Target Depths is less than (ii) the Net Acres set forth on Exhibit A for such Lease, then the Title Defect Value shall be the product of the Net Acre deficiency, multiplied by the per-Net Acre Allocated Value of such Lease;

(e)
if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest as to the Target Depths for any Lease or the currently producing formation for any Well and (ii) the Net Revenue Interest set forth in Exhibit A (for any such Lease) or Exhibit B (for any such Well) and, in the case of any Well, Seller’s Working Interest therein is decreased in the same or greater proportion, as applicable, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for in Exhibit A (for any such Lease) or Exhibit B (for any such Well), as applicable;

(f)
if the Title Defect with respect to a Well represents an increase of (i) Seller’s Working Interest for such Well over (ii) the Working Interest set forth for such Well in Exhibit B (except increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest for such Well), then the Title Defect Value shall be the product of the Allocated Value of such Well, multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Well in Exhibit B;

(g)
if the Title Defect represents a discrepancy between (i) Seller’s Net Royalty Acres for a Mineral Interest as to the Target Depths and (ii) the Net Royalty Acres set forth on Exhibit A-1 for such Mineral Interest, then the Title Defect Value shall be the product of the Allocated Value of such Mineral Interest, multiplied by a fraction, the numerator of which is the Net Royalty Acre deficiency and the denominator of which is the number of Net Royalty Acres set forth for such Mineral Interest in Exhibit A-1; and

(h)
if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Base Purchase Price.
10.06    Seller’s Cure or Contest of Title Defects. Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 10.06(b) and may seek to cure any asserted Title Defect as described in Section 10.06(a).

(a)
Seller shall have the right to cure any Title Defect on or before ninety (90) days after the Defect Notice Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 10.16 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date; provided, however, that if after pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believe that such Title Defect can be cured through a quiet title or similar Proceeding, then the Title Defect Cure Period with respect to such Title Defect shall be extended until such quiet title or similar Proceeding is finally resolved, so long as Seller initiates the quiet title or similar Proceeding on or before the end of the initial ninety (90)-day Title Defect Cure Period and diligently and continually pursues such Proceeding; provided, further, that the Title Defect Cure Period with respect to any such Title Defect shall not be extended beyond and shall be deemed terminated effective as of the end of the Indemnity Escrow Period. During the period of time from Closing to the expiration of the Title Defect Cure Period

(or any extended period contemplated by this Section 10.06(a)), Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all relevant Records in Buyer’s or its Affiliates’ possession or control, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to the rights of Seller under Section 10.06(b) or Section 10.16 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Seller elects to cure and:

(i)
actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Base Purchase Price adjustment will be made for such Title Defect; or

(ii)	does not Cure the Title Defect prior to the Closing, then Seller shall:

(A)
if Seller elects to cure the Title Defect, convey the affected Asset to Buyer and Buyer shall pay the Title Defect Value attributable to the affected Asset to the Escrow Agent at the Closing; provided, however, that if Seller is unable to Cure the Title Defect by the end of the Title Defect Cure Period, then (i) Seller shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset and (ii) the Parties shall issue joint written instructions to the Escrow Agent to release such Title Defect Value to Buyer; or

(B)
if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(b)
If Seller does not elect to cure the Title Defect, subject to Seller’s continuing right to dispute the Title Defect, Seller shall convey the affected Asset to Buyer at the Closing and the Base Purchase Price shall be adjusted downward by the applicable Title Defect Value for such Asset.

(c)
Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 10.16. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) subject to the Aggregate Title Defect Deductible, the Base Purchase Price shall be adjusted downward in an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), which Disputed Title Amount (after taking into account the Aggregate Title Defect Deductible) shall be deposited into the Escrow Account at

Closing pending final resolution of such Title Defect and (iii) within two (2) Business Days following final resolution of such Title Defect in accordance with Section 10.16, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer, as applicable.

10.07    Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 10.04, 10.05 and 10.06, other than with respect to the special warranty of Defensible Title to be provided in the Instruments of Conveyance, Seller shall be obligated to adjust the Base Purchase Price to account for uncured Title Defects only to the extent that the aggregate Title Defect Values of all individual uncured Title Defects (after taking into account any offsetting Title Benefit Values) (the “Aggregate Title Defect Value”), exceeds the Aggregate Title Defect Deductible. In addition, if the Title Defect Value for any single Title Defect Property is less than the De Minimis Title Defect Cost (and the aggregate of all Title Defect Values for all Title Defects affecting that Property only, or affecting multiple Properties based upon a single matter creating such Title Defect is less than the De Minimis Title Defect Cost), such value shall not be considered in calculating the Aggregate Title Defect Value. Notwithstanding the preceding provisions of this Section 10.07, (a) the De Minimis Title Defect Cost and the Aggregate Title Defect Deductible shall not apply to any recovery for a breach of the special warranty of Defensible Title set forth in the Instruments of Conveyance, or to any Title Defect submitted pursuant to Section 10.04 that would have been a breach of Seller’s special warranty of Defensible Title set forth in the Instruments of Conveyance if discovered after the Closing Date and (b) the De Minimis Title Defect Cost shall not apply to Title Defects arising under clause (a) of the definition of “Defensible Title”.

10.08    Title Benefits.

(a)
If Seller discovers any right, circumstance or condition that operates (i) to increase the Net Acres of Seller for any Lease as to the Target Depths to an amount greater than the Net Acres for such Lease in Exhibit A, (ii) increase the Net Revenue Interest of Seller for any Lease (as to the Target Depths) or any Well (as to the currently producing formation) above that shown in Exhibit A for any such Lease or Exhibit B for any such Well, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B for any such Well, (iii) to decrease the Working Interest of Seller in any Well as to the currently producing formation below that shown in Exhibit B for such Well, to the extent the same causes a decrease in Seller’s Working Interest for such Well that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit B or (iv) increase the number of Net Royalty Acres for any Mineral Interest as to the Target Depths to an amount greater than the Net Royalty Acres set forth for such Mineral Interest in Exhibit A-1 (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (A) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (B) if the Title Benefit represents an increase in Seller’s Net Acres as to the Target Depths for a Lease, then the Title Benefit Value shall be the product of the Net Acre increase with respect to such Lease, multiplied by the per-Net Acre Allocated Value for such Lease; (C) if the Title Benefit represents a discrepancy between (1) Seller’s Net Revenue Interest for any Lease or Well as to the Target Depths (for a Lease) or the currently producing formation (for a Well) and (2) the Net Revenue Interest set forth for in Exhibit A (for any such Lease) or Exhibit B (for any such Well), as applicable, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A (for any such Lease) or Exhibit B (for any such Well), as applicable; (D) if the Title Benefit represents an increase in Seller’s Net Royalty Acres for as to the Target Depths for a Mineral Interest, then the Title Benefit Value shall be the product of the Allocated Value of such Mineral Interest, multiplied by a fraction, the numerator of which is Net Royalty Acre increase and the denominator of which is the amount of Net Royalty Acres set forth for such Mineral Interest in Exhibit A-1; and (E) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(b)
Notwithstanding the provisions of Sections 10.08(a) and 10.08(b), Buyer shall be obligated to adjust the Base Purchase Price to account for Title Benefits only as an offset to the aggregate value of any downward adjustment to the Base Purchase Price for Title Defects calculated pursuant to the terms of this Article 10.

(c)
Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then, subject to the other terms of this Agreement, the applicable Title Benefit Value shall be used only to offset the Aggregate Title Defect Value and will not result in any upward adjustment to the Base Purchase Price. If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 10.16. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then, subject to the other terms of this Agreement, the applicable Title Benefit Value as determined in such contest shall be used only to offset the Aggregate Title Defect Value and will not result in any upward adjustment to the Base Purchase Price.

10.09    Exclusive Remedies. Except for the special warranty of Defensible Title in the Instruments of Conveyance, the representations and warranties set forth in Section 2.15(a), and without limiting Buyer’s remedies for Title Defects set forth in this Article 10, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets. Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Properties (a) before Closing, shall be as set forth in this Article 10 and the condition to Closing set forth in Section 6.07 (if applicable) and (b) after Closing, shall be pursuant to the special warranty of Defensible Title in the Instruments of Conveyance. Buyer shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Instruments of Conveyance against any Title Defect reported by Buyer under Section 10.04.

10.10    Buyer’s Environmental Assessment. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct a Phase I Environmental Site Assessment of the Assets. During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its Representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records (other than those for which Seller claims an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations and investigations. No operation of equipment or sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s prior written consent, which may be withheld in Seller’s sole discretion. Buyer’s access shall be in accordance with, and subject to the limitations in Section 4.01.

10.11    Environmental Defect Notice. Buyer may notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date; provided, that the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Environmental Defects at any time prior to the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (i) the Properties affected; (ii) a reasonable detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything herein to the contrary, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting substantially all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

10.12    Seller’s Exclusion, Cure or Contest of Environmental Defects. Seller, in its sole discretion, and without limiting Seller’s right to contest the existence or extent of any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value thereof, (x) may elect to (1) exclude at Closing any Lease(s) or Well(s) (including, with respect to any such excluded Well(s), the leasehold rights in and to any Leases insofar as, and only to the extent the same are required to operate, produce, save, treat and transport Hydrocarbons from such Well(s)) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Asset(s), and such Lease(s) or Well(s) will become Retained Assets, and (2) reduce the Base Purchase Price by the Allocated Value(s) thereof, (y) may convey to Buyer at Closing any Asset affected by an asserted Environmental Defect and make an accompanying reduction to the Base Purchase Price by Buyer’s good faith estimate of the Environmental Defect Value and/or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 10.12(a); provided that if the Environmental Defect Value agreed upon by the Parties or finally determined in accordance with Section 10.16 is equal to or exceeds the Allocated Value of the affected Assets, then Buyer may elect to exclude such affected Assets, together with all associated Assets, and reduce the Base Purchase Price by the Allocated Value of such Assets (which will become Retained Assets) (provided that if such agreement or final determination occurs following the Closing, then Buyer shall reassign such affected Assets to Seller pursuant to an assignment in form and substance reasonably acceptable to the Parties and consistent with the Instruments of Conveyance in exchange for the Allocated Value of such Assets).

(a)
Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date by giving written notice to Buyer to that effect prior to the Closing Date. If Seller elects to pursue remediation or cure as set forth in this clause (a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:

(i)
completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Lease(s) or Well(s) shall be included in the Assets conveyed at Closing, and no Base Purchase Price adjustment will be made for such Environmental Defect;

(ii)
does not complete a Complete Remediation prior to the Closing or elects not to attempt to cure the Environmental Defect, unless Seller elects to exclude such Lease(s) or Well(s) in accordance with this Section 10.12, then Seller shall convey the affected Lease(s) or Well(s) to Buyer and the Base Purchase Price shall be reduced by an amount equal to the remaining Environmental Defect Value for such Asset(s) (taking into account Seller’s partial remediation or cure of such Environmental Defect, if any).

(b)
Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 10.16. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Lease(s) or Well(s), as applicable (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing; (ii) subject to the Aggregate Environmental Defect Deductible, the Base Purchase Price shall be reduced by the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount” and, together with any Disputed Title Amount, the “Defect Escrow Amount”), which Disputed Environmental Amount (after taking into account the Aggregate Environmental Defect Deductible) shall be deposited into the Escrow Account at Closing pending final resolution of such Environmental Defect and (iii) within two (2) Business Days following final resolution of such Environmental Defect in accordance with Section 10.16, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer, as applicable.

10.13    Limitations. Notwithstanding the provisions of Sections 10.11 and 10.12, no adjustment to the Base Purchase Price for Environmental Defect Values shall be made unless and until the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) exceeds the Aggregate Environmental Defect Deductible. In addition, if the Environmental Defect Value for any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such value shall not be considered in calculating the Aggregate Environmental Defect Value.

10.14    Exclusive Remedies. The rights and remedies granted to Buyer in this Article 10, the representations and warranties in Section 2.14 (and corresponding right to indemnity under and Section 9.02(a)) and the condition to Closing set forth in Section 6.07 (if applicable) are the exclusive rights and remedies against Seller related to any Environmental Condition, or Damages related thereto. Except as set forth in this Agreement or in the case of Fraud, Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding Environmental Conditions, whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.15    Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed or damaged by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), subject to the conditions to Closing set forth in Articles 6 and 7 and Section 8.01, if applicable, this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds One

Million Dollars ($1,000,000) net to Seller’s interest, Seller must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost prior to the Closing Date, or (b) indemnify Buyer under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss. Seller shall assign over to Buyer all rights to insurance and other claims against Third Parties with respect to any applicable Casualty Loss except to the extent Seller elects the option described in clause (a) of the preceding sentence, if applicable.

10.16    Expert Proceedings.

(a)
Each matter referred to this Section 10.16 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 10.16. Any notice from one Party to the other referring a dispute to this Section 10.16 shall be referred to herein as an “Expert Proceeding Notice”.

(b)
The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration Proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 10.16(b).

(c)	Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 10.16 and the other applicable provisions of this Article 10, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials and (iv) the Expert Proceeding Notice.

(d)
The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 10.16(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement; i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)
The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 10. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)
The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration Proceeding.

ARTICLE 11
GENERAL PROVISIONS

11.01    Records. Seller, at Buyer’s cost and expense, shall deliver (a) all electronic Records to Buyer as soon as practical on or following the Closing Date (and shall use commercially reasonable efforts to deliver such electronic Records no later than five (5) Business Days following the Closing Date) and (b) originals (or copies where no original exists) of all other originals of all Records to Buyer (FOB Seller’s office) as soon as practical on or following the Closing Date, but in any event no later than within thirty (30) days after the Closing. With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

11.02    Expenses.

(a)
Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert Proceeding pursuant to Section 10.16 or Section 1.05(e), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)
All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Instruments of Conveyance, conveyances or other instruments of conveyance required to convey title to the Assets to Buyer shall be borne by Buyer. Seller shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 11.02(b) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 1.05. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Taxes that is allocable to such Party under this Section 11.02(b). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 11.02(b).

(c)	Except as required by applicable Legal Requirements, (i) Seller shall be responsible for timely remitting all Asset Taxes due prior to the Closing Date (subject to Seller’s right to reimbursement by Buyer under Section 11.02(b)), (ii) Buyer shall be responsible for timely remitting all Asset Taxes due on or after the Closing Date (subject to Buyer’s right to reimbursement by Seller under Section 11.02(b)), in each case, to the applicable taxing authority, (iii) Seller shall prepare and timely file any Tax Return for Asset Taxes required to be filed prior to the Closing Date, and (iv) Buyer shall prepare and timely file any Tax Return for Asset Taxes required to be filed on or after the Closing Date (including Tax Returns related to any Straddle Period).  Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments.  Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

(d)
Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes attributable to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax attributable to the Assets. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(e)
Seller shall be entitled to any and all refunds of Taxes allocated to Seller pursuant to Section 11.02(a), and Buyer shall be entitled to any and all refunds of Taxes allocated to Buyer pursuant to Section 11.02(b). If a Party receives a refund of Taxes to which the other Party is entitled pursuant to this Section 11.02(e), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

11.03    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and e-mail addresses set forth below (or to such other recipients, addresses, or e-mail addresses as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Laredo Petroleum, Inc.
15 W. Sixth Street, Suite 900
Tulsa, Oklahoma 74119
Attention:     M. Jason Pigott, President & CEO
Mark Denny, Senior Vice President & General Counsel
E-mail:     jason.pigott@laredopetro.com
mdenny@laredopetro.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002

Attention:	James L. Rice III
Jeremy B. Pettit

Email:	jrice@sidley.com
jpettit@sidley.com

NOTICES TO SELLER:
Cordero Energy Resources LLC
c/o Stronghold Resources Partners
3811 Turtle Creek Blvd., Suite 1100
Dallas, TX 75219
Attention: Matt Veazey
E-mail: matt.veazey@srp-ok.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, TX 77002

Attention:	Rahul Vashi
Shubi Arora, P.C.

Email:	rahul.vashi@kirkland.com
shubi.arora@kirkland.com

11.04    Governing Law; Jurisdiction; Service of Process; Jury Waiver. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and the legal relations among the Parties hereto and thereto shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction; provided, however, that any matters related to real property shall be governed by the laws of the state where such real property is located. Without limiting the Parties’ agreement to arbitrate in Section 10.16 or the dispute resolution procedures provided in Section 1.05(e) and Section 10.16 with respect to disputes arising thereunder or properly subject thereto, the Parties hereto consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Houston, Texas or the state courts located in Houston, Texas for any action arising out of this Agreement, any transaction documents or any transaction contemplated hereby or thereby. All actions or Proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, any transaction documents or any transaction contemplated hereby or thereby shall be exclusively litigated in such courts described above having situs in Houston, Texas and each Party irrevocably submits to the jurisdiction of such courts solely in respect of any Proceeding arising out of or related to this Agreement. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable legal requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement, any transaction documents or any transaction contemplated hereby or thereby. The Parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 11.04.

11.05    Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.06    Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.07    Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this

Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control and prevail.

11.08    Assignments, Successors and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement or any other agreement contemplated herein shall be construed to give any Person other than the Parties and their permitted assignees (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), and their respective successors and permitted assigns.

11.09    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

11.10    Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

11.11    Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

11.12    Press Release, News Media and External Statements. Except as required by applicable Legal Requirements or the rules and regulations of any stock exchange or national market system upon which the securities of Buyer are listed, neither Party shall issue or make any press release or any other public or private announcement or statement, in any form of media concerning this Agreement (or otherwise disclose the terms of this Agreement) or the Contemplated Transactions that discloses the name of the other Party or its Affiliate, sponsors or investors without the prior written consent of the other Party, which consent may be withheld for any reason or without reason; provided that notwithstanding the foregoing, Buyer may provide information about this Agreement and the Contemplated Transactions to the public through investor conferences and presentations, which may be made available on Buyer’s corporate website. Not less than five (5) days prior to issuing or making any press release or any other public or private announcement or statement, in any form of media concerning this Agreement (or otherwise disclosing the terms of this Agreement) or the Contemplated Transactions, in each case, that discloses the name of the other Party or its Affiliates, sponsors or investors in accordance with this Section 11.12, the publishing Party shall provide the non-publishing Party with such release, announcement or disclosure and shall incorporate any reasonable comments requested by the non-publishing Party into such release, announcement or disclosure. Notwithstanding anything herein to the contrary, except as may be required by applicable Legal Requirements, neither Buyer nor Seller shall disclose the name of the other Party or the names of any of such other Party’s Affiliates, sponsors or investors, in any public release or announcement without the prior written consent of the other Party (which consent may be withheld for any reason or without reason). Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 11.12.

11.13    Confidentiality.

(a)
The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (i) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (ii) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 11.13, (iii) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential

Purchase Right or Consent, (iv) to any Affiliate or Representative, (v) in the case of Buyer, to any potential purchaser of (or joint venture partner with respect) to all or any portion of the Assets and any direct and/or indirect (current or potential) investor or lender, and (vi) to the extent that such Party must disclose the same in any Proceeding brought or Threatened by or against it to enforce or defend its rights under this Agreement.

(b)
This Section 11.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets.

(c)
Seller shall, and shall cause its applicable Affiliates to, comply with the obligations set forth on Schedule 11.13(c). Additionally, from and after the Closing, Seller shall keep confidential and not use any of the Records other than for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller.

(d)	The covenants set forth in this Section 11.13 shall, unless otherwise specified, terminate two (2) years after the Closing Date.

11.14    Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Cordero” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

11.15    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

11.16    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

11.17    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that Seller may be a partnership or limited liability company, Buyer, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named Seller hereto (and its respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of Seller (or any of the foregoing Persons’ successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of Seller (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Seller (each, but excluding for the avoidance of doubt, the Recourse Parties, a “No-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Seller against the No-Recourse Parties, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No-Recourse Party, as such, for any obligations of Seller under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:
Cordero Energy Resources LLC

By:     /s/ Ryan Turner
Name: Ryan Turner
Title:      Chief Executive Officer

BUYER:
Laredo Petroleum, Inc.

By:     /s/ M. Jason Pigott
Name: M. Jason Pigott
Title: President and CEO

[Signature Page to Purchase and Sale Agreement]

APPENDIX I
DEFINITIONS
For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Appendix I when capitalized:
“2020 Calendar Year” — as set forth in the definition of “Earn-Out Payment”.
“AAA” — the American Arbitration Association.
“Accounting Expert” — as defined in Section 1.05(e).
“AFE” — as defined in Section 2.13.
“Affiliate” — with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.
“Aggregate Environmental Defect Deductible” — an amount equal to two percent (2%) of the unadjusted Base Purchase Price.
“Aggregate Environmental Defect Value” — as defined in Section 10.13.
“Aggregate Title Defect Deductible” — an amount equal to two percent (2%) of the unadjusted Base Purchase Price.
“Aggregate Title Defect Value” — as defined in Section 10.07.
“Agreement” — as defined in the preamble to this Agreement.
“Allocated Values” — the values assigned among the Assets as set forth on Schedule 1.07.
“Allocation Dispute Resolution Period” — as defined in Section 1.07(b).
“Applicable Contracts” — all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets and that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil,

Appendix I-1

condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; Hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements, but exclusive of any master service agreements (other than any master vehicle lease), debt instruments, Hedge Contracts and Contracts to the extent relating to the Excluded Assets.
“Asset Taxes” — ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” — all of Seller’s right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:
(a)(i) all oil and gas leases and subleases, and other leaseholds described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants, obligations, reservations, limitations or depth restrictions set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), (ii) all related rights and interests (other than the Mineral Interests) in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), (iii) all Royalties applicable to the Leases or the Lands, (iv) any amendments, extensions, acreage designations, ratifications, and/or partial releases affecting the Leases, (v) all rights, privileges, benefits and powers conferred upon the holder of the Leases and its Affiliates with respect to the use and occupation of the Lands, and (vi) all tenements, hereditaments, and appurtenances belonging to such Leases and the Lands;

(b)the fee mineral interests, royalties, overriding royalties, non-participating royalty interests and other interests in Hydrocarbons in place, in each case, described in Exhibit A-1 and, as applicable, the leasehold estates created thereby (collectively, the “Mineral Interests”);

(c)any and all oil, gas, water, CO2, injection and disposal wells located on any of the Lands or the Mineral Interests, whether producing, shut-in, plugged or abandoned (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(d)all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Mineral Interests, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(e)to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in

Appendix I-2

writing to pay such fee; provided that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), all permits, licenses, allowances, water rights, registrations, consents, certificates, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, surface fee interests or other surface interests and surface rights to the extent appurtenant to or primarily used or primarily held for use in connection with the Assets or otherwise primarily relating to the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described in Exhibit A-2;

(f)all equipment, machinery, tools, inventory, fixtures, improvements and other personal, movable and mixed property located on any of the Properties or other Assets that is used or held for use primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials and other items primarily used or held for use in the operation thereof;

(g)to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(h)all Imbalances relating to the Assets;

(i)the Suspense Funds;

(j)the Current AFEs;

(k)originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, relating primarily to the Assets maintained by Seller or its Affiliates or in Seller’s or its Affiliates’ possession, including: (i) land and title records (including division order files, prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, Asset Tax and accounting records; (v) facility and well records; and (vi) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer) (collectively, “Records”);

(l)all Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory) and upstream of the sales meter as of the Effective Time;

Appendix I-3

(m)to the extent the same may be transferred, assigned or reissued (without the payment of any fee unless Buyer agrees in writing to pay such fee; provided that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), all proprietary and non-proprietary geophysical or other seismic and related technical data and information (including, but not limited to, interpretative data); and

(n)all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee); provided that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer, and (iii) located on the Property (the “Production Related IT Equipment”).

(o)all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Legal Requirement or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller or its Affiliates as to the operator or nonoperator of any Asset;

(p)all rights of Seller and its Affiliates to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, only to the extent related to the Assumed Liabilities or with respect to which Buyer has an obligation to indemnify Seller; and

(q)all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Seller or any of its Affiliates whether arising before, on, or after the Effective Time, only to the extent such rights, claims, and causes of action relate solely to any of the Assumed Liabilities.

To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.
“Assignment” — the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than those certain Mineral Interests described in and conveyed pursuant to the Deed), substantially in the form attached to this Agreement as Exhibit D‑1.
“Assumed Liabilities” — as defined in Section 1.06.
“Assumed Litigation” — the litigation set forth in Schedule 2.05, Part A.

Appendix I-4

“Average NYMEX WTI Crude Price” — the arithmetic average of the Monthly Settlement Prices for each consecutive calendar month during the 2020 Calendar Year.
“Breach” — a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 1.04(a)(iii) or Section 1.04(b)(iv) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.
“Business Day” — any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.
“Buyer” — as defined in the preamble to this Agreement.
“Buyer’s Closing Documents” — as defined in Section 3.02(a).
“Buyer Group” — Buyer and its Affiliates, and their respective Representatives.
“Casualty Loss” — as defined in Section 10.15.
“Closing” — the closing of the Contemplated Transactions.
“Closing Date” — as defined in Section 1.03.
“Code” — the Internal Revenue Code of 1986, as amended.
“Commodity Business Day” — as defined in the 2005 ISDA Commodity Definitions.
“Complete Remediation” — with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is substantially completed in accordance with the Lowest Cost Response.
“Confidentiality Agreement” — that certain confidentiality agreement dated as of September 13, 2019, by and between Buyer and Cordero Energy Operating LLC.
“Consent” — any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:
(a)the sale of the Assets by Seller to Buyer;

(b)the performance by the Parties of their respective covenants and obligations under this Agreement; and

Appendix I-5

(c)Buyer’s acquisition, ownership and exercise of control over the Assets.

“Contract” — any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets. For the avoidance of doubt, joint operating agreements, participation agreements, farmout agreements, area of mutual interest agreements, and similar agreements shall be deemed to be Contracts for purposes of this Agreement.
“Cure” — as defined in Section 10.06.
“Current AFEs” — the AFEs and other commitments with respect to the operations set forth on Schedule 1.05
“Damages” — any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith.
“De Minimis Environmental Defect Cost” — Seventy-Five Thousand Dollars ($75,000).
“De Minimis Title Defect Cost” — with respect to any Property, reduces the Allocated Value for such Property by more than 3% of the Allocated Value thereof, or $30,000 if the Allocated Value of the affected Property is greater than $600,000.
“Deed” — the Mineral Deed from Seller to Buyer, pertaining to certain of the Mineral Interests substantially in the form attached to this Agreement as Exhibit D-2.
“Defect Escrow Amount” — as defined in Section 10.12(b).
“Defect Notice Date” — as defined in Section 10.04.
“Defensible Title” — title of Seller with respect to the Leases, Wells and Mineral Interests that, as of the Effective Time and the Closing Date, and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:
(a)with respect to each Lease, entitles Seller to not less than the number of Net Acres set forth on Exhibit A for such Lease as to the Target Depths;

(b)with respect to the Target Depths for each Lease and each currently producing formation for each Well entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit A for such Lease as to the Target Depths or in Exhibit B for such Well as to such producing formation, as applicable, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and

Appendix I-6

after the Execution Date and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries described in Schedule 2.09;

(c)with respect to each currently producing formation for each Well, obligates Seller to bear not more than the Working Interest set forth in Exhibit B for such producing formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(d)with respect to each Mineral Interest, entitles Seller to not less than the number of Net Royalty Acres set forth on Exhibit A-1 for such Mineral Interest as to the Target Depths; and

(e)is free and clear of all Encumbrances other than Permitted Encumbrances.

“Deposit Amount” — an amount equal to ten percent (10%) of the unadjusted Base Purchase Price.
“Dispute Notice” — as defined in Section 1.05(e).
“Disputed Environmental Amount” — as defined in Section 10.12(b).
“Disputed Matter” — as defined in Section 10.16(a).
“Disputed Title Amount” — as defined in Section 10.06(b).
“DTPA” — as defined in Section 3.11.
“Earn-Out Payment” — as applicable:

(a)
if the Average NYMEX WTI Crude Price for the one (1) year period beginning on January 1, 2020 through December 31, 2020 (the “2020 Calendar Year”) exceeds $60.00 per barrel, Buyer shall pay to Seller an amount equal to TWENTY MILLION DOLLARS ($20,000,000.00); or

(b)	if the Average NYMEX WTI Crude Price is less than or equal to $60.00 per barrel for the 2020 Calendar Year, Buyer shall pay to Seller an amount equal to ZERO DOLLARS ($0.00).

“Earn-Out Payment Due Date” — as defined in Section 1.02(b).
“Effective Time” — September 1, 2019 at 12:01 a.m. local time at the location of the Assets.

Appendix I-7

“Encumbrance” — any burden, encumbrance, charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent to any of the foregoing.
“Environmental Condition” — any event occurring or condition existing on the Execution Date with respect to the Assets that causes a Lease or a Well to currently require remediation under, or currently be in violation of, an Environmental Law, other than any plugging, abandonment or decommissioning obligations, any event or condition to the extent caused by or relating to NORM or asbestos, relating to subsidence monitoring or remediation, or that is disclosed on Schedule 2.14.
“Environmental Defect” — an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 10.09 of this Agreement.
“Environmental Defect Notice” — as defined in Section 10.11.
“Environmental Defect Value” — with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.
“Environmental Law” — any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, including such Legal Requirements relating to the storage, handling and use of Hazardous Materials and such Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions.
“Environmental Liabilities” — all costs, Damages, expenses, liabilities, obligations and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment or, to the extent constituting a violation of Environmental Laws, the release of Hazardous Materials, and which relate to the Assets or the ownership or operation of the same.
“Escrow Account” — as defined in Section 1.02.
“Escrow Agent” — JPMorgan Chase Bank, N.A.
“Escrow Agreement” — as defined in Section 1.02.
“Excluded Assets” — with respect to Seller, (a) all of Seller’s corporate minute books, financial records, Income Tax records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets generally, but excluding any such records to the extent primarily related to the operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all

Appendix I-8

accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds); (c) except to the extent related to any Assumed Liabilities all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities subject to Section 10.15, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) except to the extent of an upward adjustment to the Purchase Price, Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Taxes allocable to Seller pursuant to Section 11.02(b), (ii) Income Taxes paid by Seller or its Affiliates, and (iii) any Taxes attributable to the Excluded Assets; (g) all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other similar intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (except for any title opinions); (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements with Third Parties under existing written licensing agreements; provided that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer; (k) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer or to the extent related to any Assumed Liabilities; (l) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) a copy of all Records; (n) any Contracts that constitute master services agreements or similar contracts; (o) any Hedge Contracts; (p) any debt instruments; (q) any Assets acquired after the Closing Date pursuant to Schedule 11.13(c), which shall be addressed exclusively as set forth in Schedule 11.13(c); (r) any Contracts between or among Seller (on the one hand) and any Affiliate(s) of Seller (on the other hand); and (s) any leases, rights and other assets or properties specifically listed in Exhibit E.
“Execution Date” — as defined in the preamble to this Agreement.
“Expert” — as defined in Section 10.16(b).
“Expert Decision” — as defined in Section 10.16(d).

Appendix I-9

“Expert Proceeding Notice” — as defined in Section 10.16(a).
“Final Amount” — as defined in Section 1.05(e).
“Final Settlement Date” — as defined in Section 1.05(e).
“Final Settlement Statement” — as defined in Section 1.05(e).
“Fraud” — an actual and intentional misrepresentation with respect to the making of the representations and warranties made in this Agreement (in each case, as qualified by any Schedules); provided, that such actual and intentional misrepresentation shall only be deemed to exist if (a) the Party making the statement had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made in this Agreement by such Party were actually false when made, (b) such Party made the misrepresentation with the intention that the other Party rely thereon to such other Party’ s detriment, and (c) such misrepresentation was in fact relied on by the other Party to its detriment.
“Fundamental Representations” — those representations set forth in Sections 2.01, 2.02, 2.03, 2.06 and 2.10(a).
“GAAP” — generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Governmental Authorization” — any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” — any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Group” — either Buyer Group or Seller Group, as applicable.
“Hazardous Materials” — any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body under any Environmental Law due to its hazardous or toxic properties or characteristics, but excluding any Hydrocarbons or NORM.
“Hedge Contract” — any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, put, call, floor, cap, collar option, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies,

Appendix I-10

commodities (including Hydrocarbons), equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” — oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Imbalances” — over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.
“Income Taxes” — income or franchise Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).
“Indemnity Escrow Amount” — an amount equal to ten percent (10%) of the unadjusted Base Purchase Price.
“Indemnity Escrow Period” — the period commencing as of the Closing Date through and including the date that is the 9-month anniversary of the Closing Date.
“Individual Claim Threshold” — as defined in Section 9.05.
“Instruments of Conveyance” — the Assignment and Deed. Except for the special warranty of Defensible Title by, through and under Seller and its Affiliates contained therein, the Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory or otherwise.
“Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Ryan Turner, Matt Veazey or Ty Eagle. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Daniel Temple or Karen Chandler.
“Lands” — as set forth in the definition of “Assets”.
“Leases” — as set forth in the definition of “Assets”.

Appendix I-11

“Legal Requirement” — any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement.
“Lowest Cost Response” — the response required or allowed under Environmental Laws in effect as of the Defect Notice Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM or relating to plugging, abandonment or decommissioning obligations.
“Material Adverse Effect” — any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole, or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii) changes in Hydrocarbon prices; (iii) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior written consent of Buyer; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States; (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vi) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (vii) acts of God, including hurricanes and storms; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) natural declines in well performance; or (x) general changes in Legal Requirements.
“Material Contracts” — as defined in Section 2.10.
“Mineral Interests” — as set forth in the definition of “Assets”.
“Monthly Settlement Price” — the arithmetic average of the prompt month NYMEX Light Sweet Crude Oil futures contract (CME Group product code “CL”, or any successor product code) for all Commodity Business Days during the relevant month.
“Net Acre” — with respect to and as computed separately with respect to any oil and gas lease, including each Lease (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A for such Lease), the number equal to (a) the gross

Appendix I-12

number of acres in the Lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the Lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the Lands), multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract.  For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).
“Net Mineral Acre” — means, with respect to and as computed separately for each Mineral Interest, the net acreage owned by Seller relative to the total gross acres in a given tract of land (as to the Target Depths) based on Seller’s undivided interest in such tract.  For example, the Net Mineral Acres for a given tract is computed as (a) the number of gross acres of land included in tract, multiplied by (b) Seller’s net undivided interest in and to the mineral estate of such fee tract.
“Net Revenue Interest” — with respect to any Lease or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well (in each case, limited to Target Depths for any such Lease and to the currently producing formation for any such Well, and subject to any reservations, limitations or depth restrictions described in Exhibit A for any such Lease or Exhibit B for any such Well), after satisfaction of all other Royalties.
“Net Royalty Acre” — with respect to and as computed separately for each Mineral Interest on Exhibit A-1, the number of Net Mineral Acres (or Net Acres, as applicable) in a given tract of land (as to the Target Depths) for which Seller is entitled to all of the Hydrocarbons produced therefrom (or the proceeds from the sale thereof) on a non-cost bearing basis by virtue of its ownership of such Mineral Interest.  For example (and not by way of limitation with respect to other types of Mineral Interests), Net Royalty Acres may be calculated in one of the following ways (as applicable):
(a)     with respect to an overriding royalty interest, (i) the number of Net Acres covered by the applicable oil and gas lease as to the Target Depths, multiplied by (ii) the overriding royalty percentage in and to such oil and gas lease conveyed to Seller, multiplied by (iii) eight (8); or
(b)     with respect to leased fee minerals, (i) the number of Net Mineral Acres covered by the applicable oil and gas lease as to the Target Depths, multiplied by (ii) Seller’s net royalty percentage under such oil and gas lease (“net” meaning net of any non-participating royalty interest or similar burden held by Third Parties); multiplied by (iii) eight (8); or
(c)     with respect to unleased fee minerals, (i) the number of Net Mineral Acres in the applicable fee tract, multiplied by (ii) a deemed lessor’s royalty of 25% net of any non-

Appendix I-13

participating royalty interest or similar burden held by Third Parties, multiplied by (iii) eight (8).

“No-Recourse Party” — as defined in Section 11.17.
“Non-Operated Assets” — Assets operated by any Person other than Seller or its Affiliates.
“NORM” — naturally occurring radioactive material.
“NYMEX Settlement Data Date” — the date on which settlement data necessary for calculation of the Average NYMEX WTI Crude Price for the 2020 Calendar Year is available from CME Group.
“Order” — any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
“Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.
“Outside Date” — as defined in Section 8.01(d).
“Party” or “Parties” — as defined in the preamble to this Agreement.
“Permits” — all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.
“Permitted Consent” — any Consent that is not a Required Consent.
“Permitted Encumbrance” — any of the following:
(a)the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) reduce the Net Acres of Seller with respect to the Target Depths for any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A for such Lease, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease as to the Target Depths or any Well as to the currently producing formation to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well, as applicable, (iv) obligate Seller to bear a Working Interest with respect to the Target Depths for any Leases or the currently producing formation for any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set

Appendix I-14

forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest) or (v) reduce the Net Royalty Acres of Seller as to the Target Depths for any Mineral Interest to an amount less than the Net Royalty Acres set forth on Exhibit A-1 for such Mineral Interest;

(b)any Preferential Purchase Rights, Consents and similar agreements;

(c)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment arising upon final intention to abandon or release the Assets;

(d)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate Proceedings by or on behalf of Seller, in each case (A) as set forth on Schedule 1.1(PE) or (B) otherwise arising from and after the Execution Date;

(e)all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f)Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Notice Date (other than matters that would cause a breach of the special warranty of Defensible Title contained in the Instruments of Conveyance);

(g)all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(h)rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not (i) materially interfere with the use or operation of any of the Assets (as currently used and operated), (ii) reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well, as applicable, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest), or (iv) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an

Appendix I-15

amount less than the Net Acres set forth on Exhibit A; provided, however, that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(i)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, which, in each case, do not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well, as applicable, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest), or (iv) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A;

(j)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or the ability of a reasonably prudent operator to drill a well on a Lease covering 100 net acres or more, (ii) reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well, as applicable, (iii) obligate Seller to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest), or (iv) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A;

(k)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate Proceedings by or on behalf of Seller, in each case (A) as set forth on Schedule 1.1(PE) or (B) otherwise arising from and after the Execution Date;

(l)Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate Proceedings by or on behalf of Seller, in each case (A) as set forth on Schedule 1.1(PE) or (B) otherwise arising from and after the Execution Date;

Appendix I-16

(m)any Encumbrance affecting the Assets that is discharged by Seller or expressly waived in writing by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(n)[RESERVED];

(o)lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens if the net cumulative effect of such burdens does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or the ability of a reasonably prudent operator to drill a well on a Lease, (ii) reduce the Net Acres of Seller with respect to the Target Depths for any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A for such Lease, (iii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease as to the Target Depths or any Well as to the currently producing formation to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well, as applicable, (iv) obligate Seller to bear a Working Interest with respect to the Target Depths for any Lease or the currently producing formation for any Well in any amount greater than the Working Interest set forth in Exhibit B for such Lease or Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest) or (v) reduce the Net Royalty Acres of Seller as to the Target Depths for any Mineral Interest to an amount less than the Net Royalty Acres set forth on Exhibit A-1 for such Mineral Interest;

(p)defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) to the extent solely arising out of lack of evidence of, or other defects to the extent related to, authorization, execution, delivery, acknowledgment or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) to the extent consisting of the failure to recite marital status or omissions of heirship Proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages (including mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease) that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (vi) resulting solely from or solely related to probate Proceedings or the lack thereof that have been outstanding for five (5) years or more; (vii) based on a gap in Seller’s chain of title (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (viii) resulting from unreleased instruments (including oil, gas or mineral leases (A) covering lands from which there has been no historical production of Hydrocarbons or (B) covering producing lands where there has been no production of Hydrocarbons in paying quantities within the five (5) year-period prior to the Effective Time) absent evidence that such instruments continue in force and effect, or result in another Person having a superior claim of title to the affected Asset; provided, however, that unreleased oil, gas or mineral leases covering lands from which there has been historical production

Appendix I-17

of Hydrocarbons within the five (5) year period prior to the Effective Time absent evidence that such instruments have been released or otherwise lapsed on their terms shall be considered “Encumbrances”;

(q)Imbalances set forth on Schedule 2.09;

(r)plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated); and

(s)any matters expressly referenced or set forth on Exhibit A, Exhibit A-1, Exhibit A-2 or Exhibit B.

“Person” — any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
“Phase I Environmental Site Assessment” — a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents.
“Post-Closing Date” — as defined in Section 1.05(e).
“Preferential Purchase Right” — any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Preliminary Amount” — the Base Purchase Price, adjusted as provided in Section 1.05(b), based upon the best information available at the time of the Closing.
“Preliminary Settlement Statement” — as defined in Section 1.03.
“Proceeding” — any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Production Related IT Equipment” — as set forth in the definition of “Assets”.
“Property” or “Properties” — as set forth in the definition of “Assets”.
“Property Costs” — all operating expenses (including utilities, costs of insurance, rentals, third party title examination and curative actions and overhead costs) and capital expenditures (including costs of acquiring equipment), respectively, incurred in the ordinary course of business attributable to the use, operation and ownership of the Assets

Appendix I-18

(without duplication), but “Property Costs” shall not include and Seller shall be responsible for all costs, expenses and Damages attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits prior to Closing, (c) Environmental Liabilities, Specified Liabilities, curing Title Defects, Environmental Defects or Breaches of this Agreement by Seller and the matters covered by the indemnities in Section 10.02, (d) obligations with respect to Imbalances, (e) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (f) except as otherwise provided in Schedule 4.02, rentals, options, lease maintenance, broker fees and other property acquisition costs, (g) any of Seller’s or its Affiliates internal overhead or any general and administrative expenses (it being understood that such expenses will be covered by the overhead allocation provisions in Section 1.05(b)), and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (f), whether such claims are made pursuant to contract or otherwise. Notwithstanding anything to the contrary in this Agreement, Property Costs shall not include any Asset Taxes, Income Taxes or Transfer Taxes.
“Purchase Price” — as defined in Section 1.02.
“Records” — as set forth in the definition of “Assets”.
“Recourse Parties” — as defined in Section 11.17.
“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Consent” — any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder or words of similar effect, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages or (iii) causes termination of the applicable Assets to be assigned, or words of similar effect. For the avoidance of doubt, “Required Consent” does not include any Consents or approvals of Governmental Bodies that are customarily obtained after Closing.
“Retained Assets” — any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.
“Retained Litigation” — the litigation set forth in Schedule 2.05, Part B.
“Royalties” — royalties, non-participating royalty interests, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

Appendix I-19

“Seller” — as defined in the preamble to this Agreement.
“Seller Closing Documents” — as defined in Section 2.02(a).
“Seller Group” — Seller and its Affiliates, and their respective Representatives.
“Specified Liabilities” — Damages, liabilities and obligations arising out of or attributable to (a) any Third Party claim alleging liability with respect to the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Seller and taken from the Assets to any location that is not an Asset; (b) personal injury (including death) claims attributable to Seller’s or its Affiliate’s ownership or operation of the Assets prior to the Closing; (c) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties (and related escheat obligations) and any other Working Interest amounts (in each case) with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership of the Assets prior to the Closing Date; (d) the Retained Litigation; (e) any claim made by or on behalf of an employee or contractor of Seller or any Affiliate of Seller arising from or relating to an employment or contracting relationship with Seller or any Affiliate of Seller; (f) any and all Seller Taxes; (g) any civil or administrative fines or penalties and criminal sanctions imposed on Seller or its Affiliates in connection with any pre-Closing violation of, or failure to comply with, Legal Requirements, including Environmental Laws; (h) any Contracts between Seller and its Affiliates to the extent relating to or binding the Assets that are terminated prior to Closing; (i) Seller’s bad faith, Fraud or willful misconduct; and (j) Third Party claims for property damages or violation of any Legal Requirement by Seller.
“Straddle Period” — any tax period beginning before and ending after the Effective Time.
“Suspense Funds” — proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.
“Target Closing Date” — as defined in Section 1.03.
“Target Depths” — the stratigraphic equivalent of those certain subsurface intervals and depths from the top of the Spraberry formation, being further described as a depth of 5,621 feet, to the base of the Wolfcamp formation, being further described as a depth of 8,800 feet, in each case, as found in the Driver #1 Well (API No. 42227360200000), located in Howard County, Texas.
“Tax” or “Taxes” — any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll,

Appendix I-20

estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto.
“Tax Allocation” — as defined in Section 1.07(b).
“Tax Returns” — any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party” — any Person other than a Party or an Affiliate of a Party.
“Threatened” — a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
“Title Benefit” — as defined in Section 10.08(a).
“Title Benefit Notice” — as defined in Section 10.08(a).
“Title Benefit Properties” — as defined in Section 10.08(a).
“Title Benefit Value” — as defined in Section 10.08(a).
“Title Defect” — any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Leases, Wells or Mineral Interests, without duplication; provided that the following shall not be considered Title Defects:
(a)defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records; provided that failures to record any federal or state Lease or any assignments of interest in such Lease in the applicable public record may be defects if the failure to so record cannot be cured by filing the same after the Effective Time in the applicable public record;

(b)defects arising from any change in applicable Legal Requirement after the Execution Date;

(c)defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the Lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which may include written communication by a party with record title to such prior lease asserting the validity of the lease;

Appendix I-21

(d)defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

(e)defects based solely on the lack of information in Seller’s files;

(f)defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder, and in such case such mortgage has not been subordinated to the Lease applicable to such Asset; and

(g)defects or irregularities that would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located.

“Title Defect Cure Period” — as defined in Section 10.06(a).
“Title Defect Notice” — as defined in Section 10.04.
“Title Defect Property” — as defined in Section 10.04.
“Title Defect Value” — as defined in Section 10.04.
“Transfer Tax” — all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of any assignments related to the transfer of the Assets to Buyer.
“Units” — as set forth in the definition of “Assets”.
“Wells” — as set forth in the definition of “Assets”.
“Working Interest” — with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well (in each case, limited to the applicable currently producing formation and subject to any reservations, limitations or depth restrictions described in Exhibit B), but without regard to the effect of any Royalties or other burdens.

Appendix I-22